TRANSACTION SYSTEMS ARCHITECTS, INC.

                           DEFERRED COMPENSATION PLAN

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                              TABLE OF CONTENTS



ARTICLE 1          INTRODUCTION................................................1

           1.1     Purpose of the Plan, Effective Date.........................1

           1.2     Plan Administrator, Plan Year...............................1

           1.3     The Employers...............................................1

           1.4     Supplements.................................................1

ARTICLE 2          PLAN PARTICIPATION..........................................1

           2.1     Eligibility.................................................1

           2.2     Participation...............................................2

           2.3     Cessation of Active Participation...........................2

ARTICLE 3          PARTICIPANTS' ACCOUNTS; DEFERRALS AND CREDITING.............3

           3.1     Participants' Accounts......................................3

           3.2     Deferral Contributions......................................3

           3.3     Deferral Election...........................................4

           3.4     Discretionary Contributions.................................5

           3.5     Debiting of Distributions and Forfeitures...................5

           3.6     Crediting of Earnings or Losses on Contributions............5

           3.7     Errors in Accounts..........................................6

ARTICLE 4          INVESTMENT FUNDS............................................6

           4.1     Selection by Committee......................................6

           4.2     Participant Direction of Deemed Investments.................6

ARTICLE 5          PAYMENT OF ACCOUNT BALANCES.................................7

           5.1     Benefit Payments Upon Termination of Service for
                   Reasons Other Than Death....................................7

           5.2     Form of Distribution........................................8

           5.3     Death Benefits..............................................9

           5.4     InService Distributions.....................................9

           5.5     Beneficiary Designation....................................11

ARTICLE 6          CLAIMS.....................................................12

           6.1     Initial Claim..............................................12

           6.2     Appeal.....................................................12

           6.3     Satisfaction of Claims.....................................12

ARTICLE 7          NO FUNDING OF PLAN BENEFITS................................12

ARTICLE 8          COMMITTEE..................................................13

           8.1     Committee's Duties.........................................13

           8.2     Action by Plan Administration..............................14

           8.3     Information Required for Plan Administration...............14

           8.4     Decision of Committee Final................................14

           8.5     Interested Committee Member................................14

           8.6     Indemnification............................................15

ARTICLE 9          RELATING TO THE COMPANY....................................15

           9.1     Action by Company..........................................15

ARTICLE 10         AMENDMENT AND TERMINATION..................................15

           10.1    Amendment..................................................15

           10.2    Termination................................................15

           10.3    Distribution on Termination................................16

ARTICLE 11         GENERAL PROVISIONS.........................................16

           11.1    Notices....................................................16

           11.2    Nonalienation of Plan Benefits.............................16

           11.3    Payment with Respect to Incapacitated Persons..............16

           11.4    No Employment or Benefit Guaranty..........................16

           11.5    Litigation.................................................17

           11.6    Headings...................................................17

           11.7    Evidence...................................................17

           11.8    Gender and Number..........................................17

           11.9    Waiver of Notice...........................................17

           11.10   Applicable Law.............................................17

           11.11   Severability...............................................17

           11.12   Withholding for Taxes......................................17

           11.13   Successors.................................................18

           11.14   Effect on Other Employee Benefit Plans.....................18


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                                   CERTIFICATE




     I, David P. Stokes, Secretary of Transaction Systems Architects, Inc., hereby certify that the attached document is a correct copy of the Transaction Systems Architects, Inc. Deferred Compensation Plan effective as of January 1, 1999.

     Dated this 20th day of November, 1998.


                                                  /s/ David P. Stokes
                                                  ----------------------
                                                      David P. Stokes

                                                     (Corporate Seal)

                      TRANSACTION SYSTEMS ARCHITECTS, INC.
                           DEFERRED COMPENSATION PLAN


                                    Article 1
                                  Introduction

         1.1 Purpose of the Plan, Effective Date. The Transaction Systems Architects, Inc. Deferred Compensation Plan (the "Plan") has been established by Transaction Systems Architects, Inc. (the "Company"), effective as of January 1, 1999 (the "Effective Date"), with respect to Eligible Employees (as defined in Section 2.1). The purpose of the Plan is to provide certain Eligible Employees with an opportunity to defer the receipt and income taxation of a portion of such employees' annual compensation. The Plan is intended to be a plan that is unfunded and that is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

         1.2 Plan Administrator, Plan Year. The Plan is administered by the Compensation Committee of the Board of Directors of Transaction Systems Architects, Inc. (the "Committee"). The Plan is administered on the basis of a Plan Year which is the calendar year. Article 8 describes certain specific powers, duties and responsibilities of the Committee with respect to the administration of the Plan.

         1.3 The Employers. The Company and its Subsidiaries are referred to herein collectively as the "Employers" and individually as an "Employer". A "Subsidiary" means any corporation more than 50 percent of the voting stock of which is directly or indirectly owned by the Company.

         1.4 Supplements. From time to time supplements may by amendment be attached to and form a part of this Plan. Such supplements may modify or supplement the provisions of the Plan as they apply to particular groups of Eligible Employees (as defined in Section 2.1) or groups of Participants (as defined in Section 2.2), shall specify the person affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements.

                                       Article 2.
                                   Plan Participation.

         2.1 Eligibility. Each employee of an Employer shall become an Eligible Employee as of the date he is notified by the Committee that he has been selected by the Committee to become an Eligible Employee. The Committee shall consider such factors as it, in its sole discretion, considers pertinent in selecting Eligible Employees. "Eligible Employee" means, for a Plan Year or portion of a Plan Year, an individual:

                   (a) who is an employee of an Employer, exclusive of any employee who provides services to an Employer under a contract or arrangement with either the individual or with an agency or leasing organization that treats the individual as either an individual contractor or an employee of such agency or leasing organization, even if such individual is later determined to have been a common law employee of the Employer rather than an independent contractor or an employee of such agency or leasing organization;

                   (b) who is a member of a select group of management or highly compensated employees; and

                   (c) either (i) who, for such Plan Year, has satisfied such minimum compensation or other classification requirements established from time to time by the Committee, or (ii) who otherwise is designated by the Committee, in its sole discretion, as eligible to elect to participate in the Plan.

          2.2 Participation. Each Eligible Employee may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year, or portion of a Plan Year, pursuant to Section 3.2 and thereby become a Plan Participant. "Participant" means any individual who has been admitted to, and has not been removed from, participation in the Plan pursuant to this Article
2. A Participant must complete such forms and provide such data in a timely manner as is required by the Committee. Such forms and data may include, without limitation, his acceptance of the terms and conditions of the Plan and his designation of a beneficiary to receive any death benefits payable hereunder.

         2.3      Cessation of Active Participation.

                   (a) Cessation of Eligible Status. A Participant shall be considered an active Participant during any period when Deferral Contributions are being made to the Plan on his behalf. A Participant's active participation in the Plan shall cease as of the date his employment with all Employers terminates. In addition, the Committee may remove a Participant from active participation in the Plan if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Employee. Upon cessation of, or removal from, active participation in the Plan, a Participant's deferrals under the Plan shall cease.

                   (b) Inactive Participant Status. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Plan Accounts (as defined in Section 3.1) is distributed from the Plan, or (ii) the date he again recommences active participation in the Plan as an Eligible Employee by electing to have Deferral Contributions made to the Plan on his behalf pursuant to Section 3.2. During the period of time that an employee is an inactive Participant in the Plan, his Plan Accounts shall continue to be credited with earnings and losses pursuant to the terms of
Section 3.6, and he shall continue to be eligible to direct the manner in which his Accounts shall be deemed invested pursuant to Section 4.2.

                   (c) Participation after Reemployment. If an Eligible Employee terminates employment with all Employers (either before or after he becomes a Participant) and then is reemployed by an Employer, he shall become eligible to participate or to recommence his participation in the Plan as of the date, on or after his reemployment date, that he is notified by the Committee that he has been reselected by the Committee as an Eligible Employee and that he may elect to have Deferral Contributions made to the Plan on his behalf pursuant to Section 3.2.

                  (d)      Application  of  ERISA.  It  is  the  intent  of  the
Company that the Plan be exempt from Parts 2, 3, and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the "ERISA exemption"). Notwithstanding anything to the contrary in this Article 2 or in any other provision of the Plan, the Committee may in its sole discretion exclude any one or more Eligible Employees from eligibility to participate or from participation in the Plan, may exclude any Participant from continued participation in the Plan, and may take any further action it considers necessary or appropriate if the Committee reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.

                                       Article 3.
                     Participants' Accounts; Deferrals and Crediting

         3.1 Participants' Accounts. The Committee shall establish and maintain on behalf of each Participant the following separate bookkeeping accounts (an "Account") under the Plan:

                  (i) Deferral Contribution Account. Each Participant shall have a "Deferral Contribution Account" maintained on his behalf under the Plan. With respect to any Participant, this Account shall represent the amount of his Deferral Contributions (as defined in Section 3.2) and earnings or losses attributable thereto.

                  (ii) Employer Contribution Account. Each Participant shall have an "Employer Contribution Account" maintained on his behalf under the Plan. With respect to any Participant, this Account shall represent the amount of his Discretionary Contributions (as defined in Section 3.4), if any, and earnings or losses attributable thereto.

         The Committee, in its discretion, may also establish and maintain such additional separate bookkeeping accounts for the Participant as it shall deem desirable. Each Participant shall at all times have a 100 percent vested interest in his Deferral Contribution Account. A Participant's vested interest in his Employer Contribution Account shall be determined by the Committee, in its sole discretion, based on the vesting schedule specified by the Company with respect to each Discretionary Contribution credited to the Participant's Employer Contribution Account. Each Account of a Participant shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his beneficiary.

         3.2 Deferral Contributions. Each Participant may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year by completing and submitting to the Committee (or its designee) a Deferral Election (as defined in Section 3.3) setting forth the terms of his election. The Deferral Contribution made by a Participant with respect to any Plan Year must be at least $5,000, or such Deferral Contribution, adjusted for earnings or losses thereon in accordance with Section 3.6, will be automatically distributed to the Participant on or before the last day of such Plan Year. Notwithstanding the preceding sentence, if an Eligible Employee who first becomes an Eligible Employee after the first day of a Plan Year elects to make a Deferral Contribution with respect to such Plan Year, the minimum required Deferral Contribution for such Participant shall be an amount equal to $5,000 multiplied by a fraction, the numerator of which is the number of full months remaining in such Plan Year after the Deferral Election is effective and the denominator of which is twelve. A "Deferral Contribution" means that portion of a Participant's Base Salary and Variable Compensation that the Participant elects to defer receipt of, in lieu of receiving such compensation currently. "Base Salary" means the Participant's annual base salary from his Employer for the Plan Year paid or payable in a regular salary paycheck while an active Participant in the Plan. "Variable Compensation" means the Participant's variable compensation, if any, from his Employer for the Plan Year, including but not limited to, bonus amounts, management incentive compensation, and sales commissions, paid or payable in a quarterly variable compensation paycheck while an active Participant in the Plan. A Participant may elect to defer, through pay reduction each payroll period, no less than one percent nor more than 50 percent, in whole percentages, of his Base Salary for such payroll period and may elect to defer, through pay reduction each calendar quarter, no less than one percent nor more than 75 percent, in whole percentages, of his Variable Compensation for such calendar quarter. Deferral Contributions may only be made while the Participant is actively employed by the Employer. For purposes of the Plan, a Participant will be considered actively employed during a period of paid leave of absence or salary continuation. A Participant will not be considered actively employed during a period of unpaid leave of absence. Notwithstanding the foregoing, a Participant's Deferral Contributions shall be reduced by the Committee, in its sole discretion, to the extent necessary to provide the Participant with sufficient Base Salary and Variable Compensation to satisfy his employment tax deductions, wage withholding and any other payroll deductions.

         3.3 Deferral Election. A Participant must complete and submit a written Deferral Election to the Committee providing for the reduction of his Base Salary and Variable Compensation for the appropriate amount of Deferral Contributions. The following terms and conditions shall apply to Deferral
Elections:

                   (a) Initial Deferral Election. The Eligible Employee's initial Deferral Election under the Plan with respect to his Base Salary for any Plan Year shall be effective for the first regular salary paycheck earned after the date the Deferral Election becomes effective. The Eligible Employee's initial Deferral Election under the Plan with respect to his Variable Compensation, if any, for any Plan Year shall be effective for the first quarterly Variable Compensation paycheck earned after the date the Deferral Election becomes effective. To be effective, the initial Deferral Election under the Plan with respect to Base Salary must be made within the time period prescribed by the Committee (generally, before the first day of the Plan Year for which Deferral Contributions attributable to Base Salary will be made or, if later during such Plan Year, within 30 days after the date on which the Eligible Employee first becomes an Eligible Employee pursuant to
Section 2.1). To be effective, the initial Deferral Election under the Plan with respect to Variable Compensation, if any, must be made within the time period prescribed by the Committee (generally, before the first day of the Plan Year for which the Variable Compensation to be deferred will be earned or, if later during such Plan Year, within 30 days after the date on which the Eligible Employee first becomes an Eligible Employee pursuant to Section
2.1). Until such time as an Eligible Employee submits an initial Deferral Election in a timely manner, he shall be deemed to have elected not to make Deferral Contributions and to have elected not to become a Participant in the Plan.

                  (b) Subsequent Deferral Election. A Participant's subsequent Deferral Election with respect to his Base Salary for any Plan Year must be made before the first day of the Plan Year for which the Base Salary to be deferred is payable. A Participant's subsequent Deferral Election with respect to his Variable Compensation, if any, for any Plan Year must be made before the first day of the Plan Year for which the Variable Compensation to be deferred is earned.

                  (c) Term. Each Participant's Deferral Election shall remain in effect for the Base Salary and Variable Compensation, if any, earned during a Plan Year until the earlier of (i) the date the Participant ceases to be an active Participant, or (ii) the automatic revocation of a Deferral Election pursuant to Section 5.4(a) or 5.4(b). If a Participant is transferred from the employment of one Employer to the employment of another Employer, his Deferral Election with the first Employer will remain in effect and will apply to his Base Salary and Variable Compensation, if any, from the second Employer until the earlier of those events set forth in the preceding sentence.

                  (d) Crediting Contributions. For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant's Deferral Contributions to his Deferral Contribution Account on the day such amount would have been paid to him but for his Deferral Election (or such other date or time as the Committee, in its sole discretion, determines from time-to-time).

         3.4 Discretionary Contributions. As of the last business day of each Plan Year (or such other date or time as the Committee, in its sole discretion, determines from time-to-time), the Committee shall credit any Discretionary Contributions made with respect to an active Participant for such Plan Year to such Participant's Employer Contribution Account. "Discretionary Contribution" means a discretionary amount contributed to the Plan by the Company with respect to an active Participant who is making Deferral Contributions for such Plan Year. The Company may, but is not obligated to, make a Discretionary Contribution for a Plan Year for any one or more active Participants, which Discretionary Contributions may be different amounts or different percentages of compensation for each such active Participant and which Discretionary Contributions will vest in accordance with the vesting schedule specified by the Company on the date each such Discretionary Contribution is made.

         3.5 Debiting of Distributions and Forfeitures. As of each business day, the Committee shall debit each Participant's Accounts for any amount distributed or forfeited from such Accounts since the immediately preceding business day.

         3.6 Crediting of Earnings or Losses on Contributions. As of each business day, the Committee shall credit to each Participant's Accounts the amount of earnings or losses applicable thereto for the period since the immediately preceding business day. To effect such crediting of earnings and losses, the Committee shall, as of each business day, first subtract all distributions since the immediately preceding business day from the Account, add to the Account the amount of the contributions, and allocate the net earnings or losses to the Participant's Account based on the individual account activity of the Account during such period pursuant to a share accounting method under which each Participant's deemed investment in an Investment Fund (as defined in Section 4.1) shall be accounted for in deemed shares in funds selected by the Committee and offered within the Plan for purposes of calculating earnings and losses for Participants' Accounts. For this purpose, the Committee shall adopt uniform rules which conform generally to accepted accounting practices.

         3.7 Errors in Accounts. If an error or omission is discovered in the Account of a Participant, in the amount of a Participant's deferrals, or in the amount of Discretionary Contributions credited to the Participant's Account, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

                                   Article 4
                                Investment Funds

                   4.1 Selection by Committee. From time to time, the Committee shall select two or more investment funds (the "Investment Funds") for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Committee will notify Participants in writing prior to the beginning of each Plan Year and at such other times as the Committee deems necessary or desirable of the Investment Funds available under the Plan for such Plan Year. The Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate.

         4.2 Participant Direction of Deemed Investments. Each Participant generally may direct the manner in which his Accounts shall be deemed invested in and among the Investment Funds; provided, such investment directions shall be made in accordance with the following terms:

                  (a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Accounts, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.

                  (b)      Investment  of  Contributions.  Except  as  otherwise
provided in this Section 4.2, each Participant may make an investment election, made in such form as the Committee may direct or permit, prescribing the percentage of his future contributions that will be deemed invested in each Investment Fund. An initial investment election of a Participant shall be made as of the date the Participant commences or recommences participation in the Plan and shall apply to all contributions credited to such Participant's
Accounts after such date. Such Participant may make subsequent investment elections at such times as permitted by the Committee, and such elections shall apply to all such specified contributions credited to such Participant's Accounts after the effective date of such election. Any investment election timely and properly made pursuant to this subsection with respect to future contributions shall remain effective until changed by the Participant. Notwithstanding anything to the contrary in this subsection (b), the
Participant may make a separate investment election with respect to the contributions credited to his Accounts for each and every Plan Year.

                  (c)      Investment  of  Existing   Account   Balances.   Each
Participant  may  make an  investment  election,  effective  as of the  date the
Participant commences or recommences participation in the Plan, prescribing a different percentage of his existing Account balances that will be deemed invested in each Investment Fund. Such Participant may make subsequent investment elections at such times as permitted by the Committee prescribing a different percentage of his existing Account balances that will be deemed invested in each Investment Fund. Each such election which is timely and properly made shall remain in effect until changed by such Participant. Notwithstanding anything to the contrary in this subsection (c), the
Participant may make a separate investment election with respect to that portion of his existing Account balances attributable to the contributions credited to his Accounts for each and every Plan Year.

                  (d)      Committee   Discretion.   The  Committee  shall  have
complete discretion to adopt and revise procedures to be followed in making such investment elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section 4.2 shall supersede such provisions of this Section 4.2 without the necessity of a Plan amendment.

                                   Article 5
                          Payment of Account Balances

          5.1 Benefit Payments Upon Termination of Service for Reasons Other Than Death.

                  (a) General. In accordance with the terms of subsection (b) hereof, if a Participant's employment with the Employers terminates for any reason other than death, he (or his beneficiary, if he dies after such termination of employment but before distribution of his vested Accounts) shall be entitled to receive a distribution of the total of (i) the entire vested amount credited to his Accounts, as adjusted for earnings or losses attributable thereto, determined as of the last business day of the calendar quarter in which his employment with the Employers terminates; plus
(ii) the amount of Deferral Contributions and vested Discretionary Contributions, if any, made since such business day; and minus (iii) the amount of any distributions made to the Participant since such business day.

                  (b) Timing of Distribution. The distribution of the vested benefit payable to a Participant under this Section shall be made or commence as soon as reasonably practicable after the last business day of the calendar quarter in which the Participant's employment with the Employers terminates for any reason other than death.

         5.2      Form of Distribution.

                            (a)     Lump Sum  Payment.  Except  as  provided  in
subsection  (b)  hereof,  the  vested  benefit  payable to a  Participant  under
Section 5.1 shall be distributed in the form of a lump sum payment.

                  (b) Quarterly Installments. A Participant may elect, in writing, at the time he makes his Deferral Election, or at any later time that is at least one year before his retirement date, to have any vested benefit payable under Section 5.1 on account of the Participant's retirement on or after attainment of age 50 and accumulation of 60 Points (as described below) paid in the form of quarterly installments over a five, ten or fifteen year period; provided, if the Participant's vested Account balances are less than $60,000 on his employment termination date, his entire vested Account balances shall be paid in the form of a lump sum payment as provided in
Section 5.2(a) hereof. In the event a Participant elects to have any vested benefit payable under Section 5.1 paid in the form of quarterly installments, such Participant may elect, in writing, at any time that is at least one year before his retirement date, to have his vested benefit paid in the form of a lump sum payment. In the event a Participant elects to have any vested benefit payable under Section 5.1 on account of his retirement on or after attainment of age 50 and accumulation of 60 Points paid in the form of a lump sum payment, such Participant may elect, in writing, at any time that is at least one year before his retirement date, to have his vested benefit paid in the form of annual installments over a five, ten or fifteen year period. A Participant shall be credited with one Point for each whole year of his age and for each whole year of his service as an employee of an Employer, commencing with his date of hire by an Employer and ending with the date he terminates employment with all of the Employers. The Committee shall have complete discretion to adopt and revise rules for determining Participants' years of service for purposes of the preceding sentence.

                  (i)      The  installment  payments  shall be made in
         quarterly installments (adjusted for earnings or losses between payments in accordance with Section 3.6), commencing as soon as reasonably practicable after the last business day of the calendar quarter in which the Participant terminated employment, and continuing each successive calendar quarter thereafter.

                  (ii)     If a  Participant  dies after payment of his
         vested Account balances from the Plan has begun, but before his entire vested Account balances have been distributed, the remaining amount of his vested Account balances shall continue to be distributed to the Participant's beneficiary on the same scheduled payment dates and using the
         installment   method   of   distribution    elected   by   the
         Participant.

                  (iii) Notwithstanding anything in this subsection (b) to the contrary, if the Participant elected at least one year before his employment termination date to have any vested benefit payable under Section 5.1 paid in the form of quarterly installments and the Committee, in its sole discretion, determines the Participant has a "Disability" at the time his employment terminates, his entire vested Accounts shall be paid in the form of quarterly installment payments as so elected by the Participant. "Disability" shall have the same meaning as when used in the TSA 401(k) Plan. The decision of the Committee as to Disability shall be final and binding.

         5.3 Death Benefits. If a Participant's employment with the Employers terminates due to his death, the Participant shall have a 100 percent vested interest in his Employer Contribution Account, if any. Such Participant's beneficiary shall be entitled to receive a lump sum distribution of the total of (i) the entire amount credited to such Participant's Accounts, as adjusted for earnings or losses attributable thereto, determined as of the last business day of the calendar quarter in which the Participant died; plus
(ii) the amount of Deferral Contributions and Discretionary Contributions made since such business day, if any; and minus (iii) the amount of any distributions made to or on behalf of the Participant since such business day. If such Participant was an active Participant on the day immediately prior to his death (that is, Deferral Contributions were being made to the Plan on behalf of the Participant for the Plan Year of his death), such active Participant's beneficiary shall also receive a lump sum pre-retirement death benefit equal to $100,000. The benefits payable under this Section 5.3 shall be distributed to such beneficiary as soon as reasonably practicable after the last business day of the calendar quarter in which the Participant died.

         5.4      In-Service Distributions.

                  (a)      Hardship  Distributions.  Upon  receipt  of a written
application  for  an  in-service  hardship   distribution  and  the  Committee's
decision,  made in its  sole  discretion,  that a  Participant  has  suffered  a
"Financial Hardship", the Participant shall be entitled to receive an in-service distribution from his vested Account balances. "Financial Hardship" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or the Participant's dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended (the "Code")), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be Financial Hardships include the need to send a Participant's child to college or the desire to purchase a home. Such distribution shall be paid in a lump sum payment as soon as reasonably practicable after the Committee determines that the Participant has incurred a Financial Hardship. The amount of such lump sum payment shall not exceed the total of (i) the entire vested amount credited to the Participant's Accounts, as adjusted for earnings or losses attributable thereto, determined as of the business day on which such distribution is processed; plus (ii) the amount of Deferral Contributions and vested Discretionary Contributions made since such business day, if any; and minus
(iii) the amount of any distributions made to the Participant since such business day; and, the amount of such lump sum payment shall be further limited to the amount that the Committee determines is reasonably necessary to meet the Participant's requirements resulting from the Financial Hardship. For purposes of this subsection, the "business day on which such distribution is processed" refers to the business day established for such purpose by administrative practice, even if actual payment is made at a later date due to delays in valuation, administration or any other procedure. The amount of such distribution shall reduce the Participant's Account balances as provided in Section 3.5. A Participant who receives an in-service hardship distribution shall not be eligible to make Deferral Contributions under the Plan or be credited with any Discretionary Contributions for the remainder of the Plan Year in which such distribution is made and for the next following Plan Year, and such Participant's current Deferral Election, if any, shall be automatically revoked. When such Participant is again eligible to make
Deferral Contributions, such Participant may resume active participation in the Plan by making a new Deferral Election and satisfying any other procedures for participation under Section 2.2.

                  (b)      Distributions  with Forfeiture.  Notwithstanding  any
other provision of this Article 5 to the contrary, a Participant may elect, in writing, at any time prior to the complete distribution of his vested Plan Accounts, to receive a distribution of 90 percent of the total of (i) the entire vested amount credited to his Accounts, as adjusted for earnings or losses attributable thereto, determined as of the last business day of the month preceding the date of his distribution election; plus (ii) the amount of Deferral Contributions and vested Discretionary Contributions made since such business day, if any; and minus (iii) the amount of any distributions made to the Participant since such business day. Such distribution shall be made as soon as reasonably practicable after the date of the Participant's distribution election under this subsection (b). As of the date such distribution is made, an amount equal to ten percent of such Participant's total Account balances determined as of the business day immediately prior to the date such distribution is made, both vested and nonvested portions, shall be permanently and irrevocably forfeited, and such Participant shall not be eligible to make Deferral Contributions under the Plan or to be credited with any Discretionary Contributions for the remainder of the Plan Year in which such distribution is made and for the next following Plan Year, and such Participant's current Deferral Election, if any, shall be automatically revoked. When such Participant is again eligible to make Deferral Contributions, such Participant may resume active participation in the Plan by making a new Deferral Election and satisfying any other procedures for participation  under  Section  2.2.  The  amount  of the  distribution  and  the amount of the forfeiture under this subsection (b) shall reduce the Participant's Account balances as provided in Section 3.5.

                  (c)      Specified          In-Service          Distributions.
Notwithstanding any other provision of this Article 5 to the contrary, a Participant may elect on his Deferral Election to receive an in-service distribution of the aggregate Deferral Contributions made pursuant to such Deferral Election, as adjusted for earnings or losses attributable thereto and reduced for any distributions thereof under subsection (a) or (b) above, determined as of the December 31 immediately preceding the date such distribution is made. Such distribution shall be made in a lump sum payment in January of the Plan Year designated by the Participant on his Deferral Election provided that such Plan Year begins after the third anniversary of the date the Deferral Contribution to be distributed would have been paid to the Participant but for his Deferral Election. The amount of such distribution shall reduce the Participant's Deferral Contribution Account balance as provided in Section 3.5. Any portion of the Participant's Deferral Contribution Account which is not distributed under this subsection (c) shall be distributed in accordance with Section 5.1 or 5.3, whichever is applicable, and shall remain available for distributions under this Section 5.4. If the Participant's employment with the Employers terminates for any reason prior to the payment of his in-service distribution hereunder, his in-service distribution election shall be cancelled and of no effect and the Participant's Deferral Contribution Account shall be distributed in accordance with Section 5.1 or 5.3, whichever is applicable. In the event a Participant elects to receive an in-service distribution under this subsection (c), such Participant may elect, in writing, at any time that is at least one year before the first day of the January that the in-service distribution would otherwise be paid, to defer such in-service distribution to any succeeding January.

                  (d) Deductible Limit. Notwithstanding anything in the Plan to the contrary, the distribution of a Participant's benefit hereunder shall be limited to an amount that would not cause the Participant to receive compensation that the Committee determines would not be deductible under Code
Section 162(m). Any amount that is not distributed to the Participant pursuant to the preceding sentence shall be distributed to the Participant, as adjusted for earnings or losses attributable thereto, as soon as reasonably practicable after the Committee determines that such distribution would be permissible under the terms and conditions of the preceding sentence.

         5.5 Beneficiary Designation. Participants shall designate and from time to time may redesignate their beneficiaries to receive any death benefits that may be payable under the Plan upon such Participant's death in such form and manner as the Committee may determine. In the case of a Participant who is legally married on the date of his death, his beneficiary shall be his surviving spouse unless such spouse validly consents in writing to a different beneficiary designation or the Participant establishes to the satisfaction of the Committee that the consent cannot be obtained because there is no spouse, the spouse cannot be found or some other reasonable excuse. In the event that:

                  (i) a Participant dies without designating a beneficiary;

                  (ii) the beneficiary designated by a Participant is not alive when a payment is to be made to such person under the Plan, and no contingent beneficiary has been designated; or

                  (iii)    the    beneficiary     designated    by    a
         Participant cannot be located by the Committee within one year from the date benefits are to be paid to such person;

then, in any of such events, the beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant's surviving spouse, if any, and if not, the estate of the Participant.

                                   Article 6
                                     Claims

         6.1 Initial Claim. Claims for benefits under the Plan may be filed with the Committee on forms or in such other written documents, as the Committee may prescribe. The Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim or submit the claim for review.

         6.2 Appeal. Any Participant or beneficiary who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Committee's possession in order to prepare the appeal. The request for review, together with a written statement of the claimant's position, must be filed with the Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in Section 6.1. The Committee's decision shall be made within 60 days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

         6.3 Satisfaction of Claims. Any payment to a Participant or beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and the Company, either of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the
Committee or the Company. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Committee or the Company receives a proper receipt and release.

                                   Article 7
                          No Funding of Plan Benefits

         The Company may establish a trust (known as a "grantor trust" within the meaning of the Code) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under the Plan. Notwithstanding the preceding sentence, nothing herein shall require the Company to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions by the Company or the Committee shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant or his beneficiary is entitled to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

                                   Article 8
                                   Committee

         8.1 Committee's Duties. The Committee is the plan administrator. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Committee elsewhere in the Plan, the Committee shall have the following discretionary powers, rights and duties:

                  (a) To construe and interpret the Plan, to decide all questions of Plan eligibility, to determine the amount, manner and time of payment of any benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions in its sole and complete discretion.

                  (b) To adopt such rules of procedure as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules.

                  (c) To make determinations as to the right of any person to a benefit, to afford any person dissatisfied with such determination the right to a hearing thereon, and to direct payments or distributions in accordance with the provisions of the Plan.

                  (d) To furnish the Company and Participants with such information as may be required by them for tax or other purposes in connection with the Plan.

                  (e) To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements.

                  (f) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by an Employer), and to allocate or delegate to them such powers, rights and duties as the Committee considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing.

                  (g)      To  report  at  least   annually   to  the  Board  of
Directors of the Company or to such person or persons as the Board of Directors of the Company designates as to the administration of the Plan, any significant problems which have developed in connection with the administration of the Plan and any recommendations which the Committee may have as to the amendment of the Plan or the modification of Plan administration. At least once for each Plan Year, the Committee shall cause a written statement of a Participant's Account balances to be distributed to the Participant.

         8.2 Action by Plan Administration. During a period in which two or more Committee members are acting, any action by the Committee will be subject to the following provisions:

                  (a) The Committee may act by meeting (including a meeting from different locations by telephone conference) or by document signed without meeting, and documents may be signed through the use of a single document or concurrent documents; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the Committee members qualified to vote with respect to such action.

                  (b) A Committee member by writing may delegate part or all of his rights, powers, duties and discretion to any other Committee member, with such other Committee member's consent.

                  (c) No member of the Committee shall be liable or responsible for an act or omission of other Committee members in which the former has not concurred.

                  (d) The Committee shall choose a secretary who shall keep minutes of the Committee's proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or other written direction on behalf of the Committee.

         8.3 Information Required for Plan Administration. The Employers shall furnish the Committee with such data and information as the Committee considers necessary or desirable to perform its duties with respect to Plan administration. The records of an Employer as to an employee's or Participant's period or periods of employment, termination of employment and the reason therefor, leaves of absence, reemployment and base salary and variable compensation will be conclusive on all persons unless determined to the Committee's satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Committee with such evidence, data or information as the Committee considers necessary or desirable for the Committee to perform its duties with respect to Plan administration.

         8.4      Decision of Committee  Final.  Subject to  applicable  law and
Article 6, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as the Committee considers equitable and practicable.

         8.5 Interested Committee Member. If a member of the Committee is also a Participant in the Plan, he may not decide or determine any matter or question concerning his benefits unless such decision or determination could be made by him under the Plan if he were not a Committee member.

         8.6 Indemnification. No person (including any present or former Committee member, and any present or former director, officer or employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. Each present or former director, officer or employee of the Company to whom the Committee or the Company has delegated any portion of its responsibilities under the Plan and each present or former Committee member shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in
connection  with  the  administration  of  the  Plan,   including  all  expenses
reasonably incurred in their defense if the Company fails to provide such defense. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission upon his own part, excepting his own willful misconduct.

                                        Article 9
                                 Relating to the Company

         9.1 Action by Company. Any action required or permitted of the Company under the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

                                       Article 10
                                Amendment and Termination

         10.1 Amendment. While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time. Any amendment of the Plan will be by resolution of the Board of Directors of the Company or any committee of the Board of Directors to whom such authority has been delegated. Notwithstanding the preceding sentence, the Committee may amend the Plan in the following respects without the approval of the Board of Directors of the Company: (i) amendments required by law; (ii) amendments that relate to the administration of the Plan and that do not materially change the cost of the Plan; and (iii) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the Plan and that do not materially increase the cost of the Plan. No amendment shall reduce the value of a Participant's vested Account balances to less than the amount (as subsequently adjusted for earnings and losses attributable thereto) he would be entitled to receive if he had resigned from the employ of all of the Employers on the day of the amendment.

         10.2 Termination. The Plan will terminate on the first to occur of the following:

                  (a)      The date it is terminated by the Company.

                  (b)      The  date  the   Company   is   judicially   declared
bankrupt or insolvent.

                  (c) The dissolution, merger, consolidation or reorganization of the Company, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made whereby the Plan will be continued by any successor to the Company or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for the Company under the Plan.

         10.3 Distribution on Termination. On termination of the Plan, each affected Participant's Accounts shall be fully vested and shall be distributed in a lump sum payment as soon as practicable after the date the Plan is terminated. The amount of any such distribution shall be determined as of the business day on which such distribution is processed. For purposes of this Section, the "business day on which such distribution is processed" refers to the business day established for such purpose by administrative practice, even if actual payment is made at a later date due to delays in valuation, administration or any other procedure. Such determination shall be binding on all Participants and beneficiaries.

                                       Article 11
                                   General Provisions

         11.1 Notices. Any notice or document relating to the Plan required to be given to or filed with the Committee or the Company shall be considered as given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the Committee, in care of the Company.

         11.2 Nonalienation of Plan Benefits. The rights or interests of any Participant or any Participant's beneficiaries to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or a state's income tax act.

         11.3 Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the Plan is under a legal disability or, in the Committee's opinion, is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the payment of such benefits to such person's legal representative or to a relative or friend of such person for such person's benefit, or the Committee may direct the application of such benefit for the benefit of such person in any manner which the Committee may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 11.3 shall be a full and complete discharge of any liability for such payments.

         11.4 No Employment or Benefit Guaranty. None of the establishment of the Plan, any modification thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Committee except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of any Employer.

         11.5 Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, employees or former employees of the Employers, their beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Company, the Committee and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

         11.6 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

         11.7 Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

         11.8 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

         11.9 Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

         11.10 Applicable Law. The Plan shall be construed in accordance with the laws of the State of Nebraska.

         11.11 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

         11.12 Withholding for Taxes. Notwithstanding any other provisions of the Plan, the Company may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code, any state or local income tax act or any applicable similar laws.

         11.13 Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

         11.14 Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in a Participant's or employee's compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by an Employer except as may otherwise be required under the terms of such employee benefit plan.